Exhibit 10(b)-1

TCF FINANCIAL INCENTIVE STOCK PROGRAM

RESTRICTED STOCK AGREEMENT

RS NO.   [Stock Agreement #] (Performance-Based)

Shares of Restricted Stock are hereby awarded effective on [ Date ]by TCF Financial Corporation (“TCF Financial”) to [Name] (the “Grantee”), in accordance with the following terms and conditions:

1.

Share Award/Dividend Reduction.  TCF Financial hereby awards the Grantee [ # of Shares] shares (the “Shares”) of Common Stock, par value $.01 per share (“Common Stock”) of TCF Financial pursuant to the TCF Financial 1995 Incentive Stock Program (the “Program”), upon the terms and conditions therein and hereinafter set forth.  A copy of the Program as currently in effect is incorporated herein by reference and is attached hereto.  Until the January 1 on which fifty percent of the Shares vest under Section 2.b(i) of this Agreement, any dividend paid on the shares shall be 50% of the dividends generally paid on Common Stock. Upon and after such January 1, any dividends paid on the Shares shall be at the same rate as dividends paid on Common Stock generally.

2.	Restrictions on Transfer and Restricted Periods.

	a.	During the respective periods (the “Restricted Periods”) hereinafter described, Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Grantee.

b.

The Shares will be subject to the restrictions in subparagraph a during Restricted Periods commencing on the date of this Agreement (the “Commencement Date”) and, (subject to the forfeiture provisions herein) terminating with respect to a percentage of the Shares as follows:

(i) [# of Shares] Shares (50% of the Share Award) will no longer be subject to a Restricted Period (will “vest”) on January 1 of the first year after TCF Financial’s “Cash EPS” (as defined in the Program) reaches [ goal ] or more;

(ii) [# of Shares] Shares (the remainder of the Share Award) will vest on January 1 of the first year after TCF Financial’s Cash EPS reaches [ goal ] or more;

Notwithstanding the foregoing, any Shares still subject to a Restricted Period on [ date ] shall be forfeited and returned and returned to TCF Financial and this Agreement shall be terminated.  The total vesting percentage under this Agreement shall never in any event exceed 100%.

c.

Shares will vest, and no longer be subject to the restrictions imposed by subparagraph (a), at the expiration of the Restricted Period with respect thereto.  The Committee referred to in section 2 of the Program or its successor (the “Committee”) shall not have any authority to accelerate the time at which any or all of the restrictions in subparagraph (a) shall lapse with respect to any Shares, or to remove any or all such restrictions.

3.

Termination of Service.  In the event of Grantee’s termination of employment for any reason other than disability, retirement or death prior to removal of all Restricted Periods on the Shares, all Shares which at the time of such event are subject to the restrictions imposed by paragraph 2.a. above shall be forfeited and returned to TCF Financial. In the event of Grantee’s retirement (as determined by the Committee), disability (the Grantee is receiving benefits under TCF’s long-term disability plan) or death prior to removal of all Restricted Periods on the Shares:  (a) a pro-rata percentage of the Shares shall vest on the same date as they would have vested under section 2.b if Grantee had remained employed, and (b) all Shares in excess of that percentage shall be forfeited and canceled upon such retirement, disability or death.  The pro-rata percentage shall be determined as follows:  For the Shares subject to a goal of [ goal ] Cash EPS, the percentage is the Cash EPS of TCF Financial for the fiscal year ending closest to the Grantee’s retirement, disability or death, reduced by [ ], divided by [ ] and multiplied by 100.  For the Shares subject to a goal of [ goal ] Cash EPS, the percentage is the Cash ESP of TCF Financial for the fiscal year ending closest to the Grantee’s retirement, disability or death, reduced by [ ], divided by [ ] and multiplied by 100.  If the Cash EPS for the fiscal year ending closest to the Grantee’s retirement, disability or death is less than [ ], the pro-rata percentage shall be 0%. In the event that the EPS goals in section 2(a) are not achieved on or before [ date ], all remaining Shares not forfeited upon Grantee’s retirement, disability or death shall be forfeited and canceled on [ date ].

4.

Certificates for Shares.  TCF Financial shall issue one or more certificates in respect of the Shares in the name of the Grantee, and shall hold such certificate(s) on deposit for the account of the Grantee until the expiration of the Restricted Period with respect to the Shares represented thereby.  Certificate(s) for Shares subject to a Restricted Period shall bear the following legend:

“The transferability of this certificate and the Shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the TCF Financial 1995 Incentive Stock Program and an Agreement entered into between the registered owner and TCF Financial Corporation.  Copies of such Plan and Agreement are on file in the offices of the Secretary of TCF Financial Corporation, 200 Lake Street East, Wayzata, MN 55391 .”

The Grantee further agrees that simultaneously with the execution of this Agreement a stock power shall be executed, endorsed in blank and promptly delivered to TCF Financial.

5.

Grantee’s Rights.  Except as otherwise provided herein, Grantee, as owner of the Shares, shall have all rights of a stockholder, including, but not limited to, the right to receive all dividends paid on Shares and the right to vote the Shares. Dividends payable on Shares that are subject to restrictions imposed by subparagraph 2.a. shall be paid to the Grantee at the same time as such dividends are paid to other shareholders; provided, that shares of Common Stock dividends in the nature of a stock split shall be subject to all of the restrictions that apply to the Shares with respect to which such dividends are paid until all of the restrictions applicable to such Shares have terminated or otherwise have been removed.

6.

Expiration of Restricted Period.  Upon the expiration of the Restricted Period with respect to any Shares, TCF Financial shall redeliver to the Grantee (or, if the Grantee is deceased, to his legal representative, beneficiary or heir) the certificate(s) in respect of such Shares, without the restrictive legend provided for in paragraph 4 above. The Shares as to which the Restricted Period shall have lapsed or expired shall be free of the restrictions referred to in subparagraph 2.a. above and such certificates shall not bear the legend provided for in paragraph 4 above.

7.

Adjustments for Changes in Capitalization of TCF Financial.  In the event of any change in the outstanding Common Stock of TCF Financial by reason of any reorganization, recapitalization, stock split, combination or exchange of shares, merger, consolidation or any change in the corporate structure of TCF Financial or in the shares of Common Stock, or in the event of any issuance of preferred stock or other change in the capital structure of TCF Financial which the Committee deems significant for purposes of this Agreement, the number and class of Shares covered by this Agreement as well as the Cash EPS goals and pro-rata vesting provisions in sections 2 and 3, or the alternate goals under section 13, shall be appropriately adjusted by the Committee, whose determination of the appropriate adjustment, or whose determination that there shall be no adjustment, shall be conclusive. Any Shares of Common Stock or other securities received, as a result of the foregoing, by the Grantee subject to the restrictions contained in subparagraph 2.a. above also shall be subject to such restrictions and the certificate or other instruments representing or evidencing such Shares or securities shall be legended and deposited with TCF Financial in the manner provided in paragraph 4 above.

8.

Effect of Change in Control.  Each of the events specified in the following clauses (a) through (d) of this paragraph 8 shall be deemed a “change of control”; (a) any “person”, as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities.  For purposes of this clause (a), the term “beneficial owner” does not include any employee benefit plan maintained by the Company that invests in the Company’s voting securities; or (b) during any period of two (2) consecutive years (not including any period prior to the date on which the Program was approved by the Company’s Board of Directors) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board of new directors whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or (c) the shareholders of the

Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition or assets, or liquidation is not subsequently consummated.  Subject to the six month holding requirement, if any, of Rule 16b-3 of the Securities and Exchange Commission but notwithstanding any other provision in this Program (including, but not limited to, sections 2.b and 3 of this Agreement) or the previous Stock Option and Incentive Plan of TCF Financial, in the event of a Change in Control all terms and conditions of this Restricted Stock Award shall be deemed satisfied, all the Shares shall vest as of the date of the Change in Control and shall thereafter be handled as provided in section 6 of this Agreement.

9.

Delivery and Registration of Shares of Common Stock.  TCF Financial’s obligation to deliver Shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state, or local securities law or regulation.  It may be provided that any representation requirement shall become inoperative upon a registration of such Shares or other action eliminating the necessity of such representation under such Securities Act or other securities law or regulation.  TCF Financial shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which the Common Stock may be listed, and (ii) the completion of such registration or other qualification of such Shares under state or federal law, rule, or regulation, as the Committee shall determine to be necessary or advisable.

10.

Plan and Plan Interpretations as Controlling.  The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Program, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any question arising hereunder or under the Plan.

11.

Grantee Service.  Nothing in this Agreement shall limit the right of TCF Financial or any of its affiliates to terminate the Grantee’s service as a director, officer, or employee, or otherwise impose upon TCF Financial or any of its affiliates any obligation to employ or accept the services of the Grantee.

12.

Grantee Acceptance.  The Grantee shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided below and signing the attached stock powers and returning a signed copy hereof and of the attached stock powers to TCF Financial.

IN WITNESS WHEREOF, the parties hereto have caused this RESTRICTED STOCK AGREEMENT to be executed as of the date first above written.

TCF FINANCIAL CORPORATION

By
Sr. Vice President/General Counsel for Corporate Affairs

ACCEPTED:

Signature

(Street Address)

(City, State and Zip Code)